CME AWARDED $353,395,131 INCLUDING INTEREST TO-DATE
IN INTERNATIONAL ARBITRATION AGAINST THE CZECH REPUBLIC

- Czech Republic and CME have agreed not to comment for 24-hours -

Hamilton, Bermuda - March 14, 2003- Central European Media Enterprises Ltd. (CME) (NASDAQ:CETV) today announced that an International Arbitration Tribunal has issued a Final Award in favor of CME in its proceedings against the Czech Republic. CME has been awarded $269,814,000 which, together with $1,007,749.81 of costs from the Partial Award of September 13, 2001, plus interest at 10% calculated from September 14, 2001 on those legal costs and from February 23, 2000 on the Final Award, both until the full amount is paid. The full amount of the Awards as of today is $353,395,131 and will increase by $74,197.74 per day until paid.

By mutual agreement, CME and the Czech Republic ("the parties") have agreed not to comment on the Award for a 24-hour period so that the parties can study the decision. The parties have agreed to immediately release the attached Award Sentence that summarizes the arbitrators' ultimate conclusion. The parties have further agreed to waive rights of confidentiality and make the entire Award public after the 24-hour period. CME will post the full text of the decision on the CME web site at www.cetv-net.com and on the web site of CNTS located at www.cnts.cz.

Conference Call/Press Conference

CME will host a press conference in the Czech Republic at 2:00 p.m. local time Sunday, March 16, 2003. The press conference will be held at the CNTS offices at Vladislavova 20, 110 00 Prague 1, Czech Republic. An audio-only replay of the press conference will be available at the company's web site www.cetv-net.com and at www.cnts.cz.

CME will also host a teleconference to discuss the ruling at 11:00 am (New York Time) Monday, March 17, 2003. To access the teleconference, please dial 973-582-2749 in the U.S. or 0-800-068-9199 (international callers) ten minutes prior to the start time. The teleconference will also be available through a webcast at the company's website www.cetv-net.com. If you cannot listen to the teleconference at its scheduled time, there will be a replay available through March 24, 2003 that can be accessed by dialing 973-341-3080, passcode: 3813382. A replay will also be available on the company's website.

Central European Media Enterprises Ltd. (CME) is a TV broadcasting company with leading stations in four countries reaching an aggregate of approximately 71 million people. The Company's television stations are located in Romania (PRO TV, Acasa), Slovenia (POP TV, Kanal A), Slovakia (Markiza TV) and Ukraine (Studio 1+1). CME is traded on the NASDAQ under the ticker symbol "CETV".

This press release should be read in conjunction with the Central European Media Enterprises Ltd. Form 10-K for the year ending 31st December 2002, and Forms 10-Q filed during 2002 which contain material information about the Company. The Company's Forms 10-Q and 10-K are available at www.sec.gov.

There will be no additional information available for 24 hrs.

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Following the 24-hour review period, please contact:

United States:	Czech Republic:	United Kingdom
Michael Smargiassi (Investors) Alison Bowman (Press) Brainerd Communicators, Inc. +1 212-986-6667	Michal Donath +420-602-222-128	Gerry Buckland +44-777-486-0011

The Arbitral Tribunal's Decision

  The Respondent is ordered to pay to the Claimant USD 269,814,000 (U.S. Dollars two hundred sixty-nine million eight hundred and fourteen thousand).
  The Respondent is ordered to pay interest on the above amount at the rate of 10% from February 23, 2000 until the date of the payment.
  Each Party shall bear its own out-of-court fees and expenses.
  The Tribunal determines the Arbitrators' fees at the amount of USD 1,351,203.44 (including disbursements and costs). These fees and costs shall be borne by both parties equally. Fees and costs have been settled in agreement with the Parties. No further payment or refund of fees and costs is to be made.
  All other claims are hereby dismissed.

Place of Arbitration: Stockholm

Date of this Arbitral Award: March 14, 2003

The Arbitral Tribunal

/s/ Dr. Wolfgang Kuhn	/s/ Judge Stephen M. Schwebel	/s/ Ian Brownlie, C.B.E.,Q.C.
Dr. Wolfgang Kuhn Chairman	Judge Stephen M. Schwebel Arbitrator	Ian Brownlie, C.B.E.,Q.C. Arbitrator